EXHIBIT 10.51

AGREEMENT

AGREEMENT made as of the 24th day of July, 2003, among BENTHOS, INC., a Massachusetts corporation with a usual place of business situated at 49 Edgerton Drive, North Falmouth, Massachusetts 02556 (the “Company”), NIXIE RAYMOND, Trustee of the SAMUEL O. RAYMOND 1996 IRREVOCABLE INSURANCE TRUST, established by a Declaration of Trust, dated December 13, 1996 (the “Trust”), 12 Eastbourne Street, Roslindale, MA 02131 and SAMUEL O. RAYMOND, of One Point De Chene Avenue, Rockport, Massachusetts 01966 (“SOR”). The Company, the Trust and SOR are sometimes hereinafter collectively referred to as the “Parties”, or individually as a “Party”

WITNESSETH:

WHEREAS, the Trust is the owner of a certain Security of Denver Life Insurance Company (“Security Life”) Life Insurance Policy, Policy Number 1548772, the insured of which is SOR and the owner of which is the Trust (the “Policy”);

WHEREAS, the Company and the Trust are parties to a certain Collateral Assignment Split-Dollar Life Insurance Agreement, dated December 13, 1996, (the “Collateral Assignment”); and

WHEREAS, it has been determined that as a result of the enactment of The Sarbanes-Oxley Act of 2002 on July 30, 2002 (“SOX”), the payment by the Company of insurance premiums on behalf of SOR pursuant to the Collateral Assignment are probably not permissible; and

WHEREAS, since the enactment of SOX the Company has made no premium payments pursuant to the Collateral Assignment; and

WHEREAS, the Parties have concluded that is in the best interests of the Parties to terminate the Collateral Assignment; and

WHEREAS, the Parties want to reduce their agreement with respect to termination of the Collateral Assignment to writing.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound, hereby mutually agree as follows:

1. Termination of Collateral Assignment. Subject to the terms and conditions hereof, the Collateral Assignment is terminated as of the date hereof.

2. Surrender of Policy. The Trust has elected to effectuate the surrender of the Policy by effectuation a so-called “life settlement” of the Policy. On or about the date hereof,

the Trust will sell the Policy to Legacy Benefits Corporation, Empire State Building, 350 Fifth Avenue, Suite 4320, New York, New York 10118 (“LBC”) for a cash purchase price of $563,000 (the “Policy Proceeds”). In order to consummate the life settlement of the Policy it is necessary for LBC to deposit the Policy Proceeds with an escrow agent pursuant to an escrow agreement. LBC has elected to utilize U.S. Bank National Association, 180 East Fifth Street, Suite 200, St. Paul, Minnesota 55101, as the escrow agent pursuant to the Trust’s life settlement arrangement with LBC (the “Escrow Agent”). The Escrow Agent will retain the Policy Proceeds until Security Life has effectuated the transfer of the ownership of the Policy from the Trust to LBC.

3. Distribution of Policy Proceeds. The Policy Proceeds will be divided between the Trust and the Company as follows: the Company will be paid the sum of $457,562.32 from the Policy Proceeds (the “Company Amount”) and the Trust will be paid $105,437.68 from the Policy Proceeds (the “Trust Amount”). The Trust on the date hereof will deliver to LBC and the Escrow Agent the escrow instructions in the form attached hereto at Exhibit A (the “Escrow Instructions”). Pursuant to the Escrow Instructions, the Escrow Agent is being instructed to distribute the Company Amount directly to the Company and the Trust Amount directly to the Trust. The Escrow Instructions shall not be modified or amended in any manner whatsoever without the prior written consent of the Company.

4. Release. The Company will execute and deliver to Security Life, the issuer of the Policy, the release attached hereto as Exhibit B in order that the ownership of the Policy can be changed from the Trust to LBC (the “Release”). The Release shall not be modified or amended in any manner whatsoever without the prior written consent of the Trust and SOR.

5. Contingent Policy Surrender. Attached hereto as Exhibit C is a Security Life client service application (the “Contingent Surrender Form”). The Contingent Surrender Form will be executed and delivered by the Trust to the Company on the date hereof and will be held by the Company. At any time after (i) LBC elects not to consummate the transfer of the ownership of the Policy, or (ii) in the event the Company has not received payment of the amounts due hereunder by August 21, 2003, the Company may elect to deliver the contingent Surrender Form to Security Life.

6. Policy Proceeds in the Event of the Death of SOR. If the Trust at anytime hereafter is paid proceeds from the Policy because of the death of SOR, then in the event that the Company Amount has not been paid prior to the death of SOR, the Company shall be paid either the (i) Company Amount, or (ii) the Net Investment Element amount, as such term is defined in the Collateral Assignment, whichever is greater (the “Company Post Death Payment”). In all events the Trust shall not be entitled to any proceeds from the Policy, whether by death benefit, loan, sale, surrender or otherwise unless the Company Amount has been paid in the event that SOR is then living or the Company has been paid the Company Post Death Payment in the event that SOR is not then living.

7. Covenants of Trust and SOR. The Trust and SOR will:

(i) Execute and deliver any other documents, agreements, or instruments reasonably requested by the Company to effectuate and carry out the transactions contemplated hereby;

(ii) Not amend or modify any agreements with Security Life, LBC or the Escrow Agent without the prior written consent of the Company;

(iii) Provide the Company immediately upon receipt thereof, with copies of any communications, and immediately report to the Company any verbal communications with Security Life, LBC or the Escrow Agent;

(iv) Undertake no action that would attempt to defeat the rights of the Company hereunder;

(v) Not enter into any loan transaction with respect to the Policy without the prior written consent of the Company; and

(vi) Not grant any rights in the Policy or the proceeds of the Policy, other than the rights being granted as contemplated by this Agreement, to any person without the prior written consent of the Company.

8. Covenants of the Company. The Company will:

(i) Execute and delver any other documents, agreements, or instruments reasonably requested by the Trust or SOR to effectuate and carry out the transactions contemplated hereby;

(ii) Provide the Trust and SOR immediately upon receipt thereof, with copies of any communications, and immediately report to the Trust and SOR any verbal communications with Security Life, LBC or the Escrow Agent; and

(iii) Undertake no action that would attempt to defeat the rights of the Trust and SOR hereunder.

9. Employment Agreement. In connection with the termination of the Collateral Assignment, the Company and SOR are terminating a certain employment contract effective as of September 24, 1990, as amended and are entering into a consulting agreement. The terms and conditions of that transaction will be set forth in a separate agreement.

10. Press Releases and Public Announcements. The Trust and SOR shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Company. The Company in its sole discretion will make any public announcements with respect to the subject matter of this Agreement.

11. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, each of the Parties hereto and their respective legal representatives, successors and assigns, but no rights of a Party hereunder may be assigned, and no obligations of a Party may be delegated without the other Party’s written consent, which shall not be unreasonably withheld, delayed or conditioned.

12. Entire Agreement; Effect on Prior Documents. This Agreement and the other documents referred to herein or delivered pursuant hereto contain the entire agreement among the Parties with respect to the transactions contemplated hereby and supersede all prior negotiations, commitments, agreements and understandings among them with respect thereto.

13. Notices. All notices to a Party shall be addressed to such Party at the address set forth below or to such other place as may be designated by written notice to the other Party. Notice shall be sufficient when delivered by hand; when sent by fax/telecopy with the original thereof posted first-class mail, postage prepaid, within two (2) business days thereafter; when posted by Federal Express, Express Mail, or any similar regular, receipted overnight delivery service, postage prepaid; when posted by certified mail, return receipt requested and postage prepaid; or when delivered by a private courier, requesting evidence of receipt as part of its service. Any such notice shall be addressed to the Party at the Party’s home address or the Party’s address described below, and shall be effective when first received. Unless otherwise notified in writing, each Party shall direct all sums payable to the other Party at the Party’s address for notice purposes. For purposes hereof, the addresses of the Parties shall be:

if to the Trust or SOR:

Nixie Raymond, Trustee

Samuel O. Raymond 1996 Irrevocable Life Insurance Trust

12 East Bourne Street

Roslindale, MA 02131

Samuel O. Raymond

One Point De Chene Avenue

Rockport, MA 01966

Telephone No. (978) 546-8017

Fax No. (978) 546-6655

with a copy to:

Gregory J. Englund, Esq.

101 Federal St., 3rd Floor

Boston, MA 02110

Telephone No. (617) 439-6779

Fax No. (617) 439-6920

if to the Company:

Ronald L. Marsiglio

Chief Executive Officer and President

Benthos, Inc.

49 Edgerton Drive

N. Falmouth, MA 02556

Telephone No. (508) 563-1000

Fax No. (508) 563-6444

with a copy to:

John T. Lynch, Esq.

Davis, Malm & D’Agostine, P.C.

One Boston Place

Boston, MA 02108

Telephone No. (617) 589-3820

Fax No. (617) 305-3120

14. Amendments; Waivers. Except as otherwise provided herein, this Agreement may be amended, and compliance with any provision of this Agreement may be omitted or waived, only by written agreement duly signed by the Parties hereto.

15. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

16. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

17. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

18. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws that would require the application of the laws of another jurisdiction.

19. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the Parties have executed this Agreement under seal as of the day and year first above written.

Company:	BENTHOS, INC.

	By:	\s\ Ronald L. Marsiglio
Ronald L. Marsiglio, Chief Executive Officer and President

Trust:	\s\ Nixie Raymond
Nixie Raymond, Trustee of the Samuel O. Raymond 1996 Irrevocable Life Insurance Trust

SOR:	\s\ Samuel O. Raymond
Samuel O. Raymond